Exhibit 99.1

Texas Roadhouse COO Announces Retirement

Effective January 2015

LOUISVILLE, Ky.—(BUSINESS WIRE)—Steve Ortiz, Chief Operating Officer of Texas Roadhouse, Inc. (NasdaqGS: TXRH), will retire effective January 12, 2015.

Ortiz joined Texas Roadhouse in 1996 as the Market Partner for the state of Texas. As a result of his success building the state of Texas, he was promoted to Director of Operations in 2001 and later to COO in 2004.

“We thank Steve for his 18 years of service to Texas Roadhouse. His operational focus and his passion for our company will serve us for years to come,” said Kent Taylor, CEO and Chairman of the Board.

Texas Roadhouse is working on an agreement with Ortiz to become a franchisee in the San Diego area.

The Company also announced that Doug Thompson is being promoted to Vice President of Operations. Thompson, who will report directly to the CEO, Kent Taylor, has more 31 years of industry experience, including 12 years with Texas Roadhouse.

He joined Texas Roadhouse as a Market Partner in 2002 and was named Regional Market Partner in 2005. Prior to Texas Roadhouse, Thompson spent 13 years as a Market Partner for Outback Steakhouse and Carrabba’s Italian Grill.

According to Taylor, “I look forward to working with Doug. He has big shoes to fill, but I am confident he will continue to build upon Texas Roadhouse operations.”

Based in Louisville, Kentucky, with more than 440 locations in 49 states and four foreign countries, Texas Roadhouse opened its doors in 1993. The Louisville, KY based company is famous for hand-cut steaks, made-from-scratch sides, fresh-baked bread, and its lively atmosphere. In 2014 Texas Roadhouse was named one of Employee’s Choice Best Places to work by Glassdoor, in 2012 Texas Roadhouse was named Top Steakhouse in the Nation’s Restaurant News’ Consumer Picks survey, in 2007 and 2008 Forbes magazine ranked the company as one of the 200 Best Small Companies and in 2009 the company was ranked “Best Value” by readers of Consumer Reports magazine. For more information, visit www.texasroadhouse.com.

Contacts:

Investor Relations
Tonya Robinson, 502-515-7269
or
Media
Travis Doster, 502-638-5457